EXHIBIT 5
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                          SCHERING-PLOUGH CORPORATION
                               One Giralda Farms
                        Madison, New Jersey  07940-1000
                                (201) 822-7000


                                          December 22, 1994


RE:  Registration Statement on
     Form S-8


Schering-Plough Corporation
One Giralda Farms
Madison, New Jersey  07940-1000

Gentlemen:

          As Assistant Secretary and Senior Corporate Counsel of Schering-Plough Corporation, a New Jersey corporation (the "Company"), I am familiar with the proceedings taken by the company in connection with the issuance of up to 60,000 shares of its Common Stock, par value $1 per share (the "Common Stock"), to be issued under the Schering-Plough Puerto Rico Employees' Retirement Savings Plan of the Company (the "Plan"), as described in a Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In this connection I have examined such records, certificates, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

          The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          Based on the foregoing, it is my opinion that the Plan complies with the applicable technical requirements of ERISA.

          I hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement, and to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.

                              Very truly yours,

                              /s/ George A. Marootian